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                                                                    EXHIBIT 12.1

                  FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

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                                                         YTD        YTD
                                                        15-Jun     16-Jun      FYE        FYE        FYE        FYE        FYE
                                                         2001       2000       2000       1999       1998       1997       1996
                                                       --------   --------   --------   --------   --------   --------   --------
Income (Loss) from continuing operations               $ (3,810)  $ (4,096)  $(14,774)  $ (8,552)  $(12,999)  $ (1,411)  $  1,420

Add:
  Fixed charges                                           6,405      6,683     14,361     14,489     14,726     15,258     17,540
                                                       --------   --------   --------   --------   --------   --------   --------

Adjusted earnings                                      $  2,595   $  2,587   $   (413)  $  5,937   $  1,727   $ 13,847   $ 18,960
                                                       ========   ========   ========   ========   ========   ========   ========

Fixed charges
  Interest on indebtedness and amortization
    of deferred financing costs                        $  5,889   $  6,154   $ 13,238   $ 13,528   $ 13,792   $ 14,335   $ 16,645
  Portion of rents representative of interest factor        516        529      1,123        961        934        923        895
                                                       --------   --------   --------   --------   --------   --------   --------

Total fixed charges                                    $  6,405   $  6,683   $ 14,361   $ 14,489   $ 14,726   $ 15,258   $ 17,540
                                                       ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                         --         --         --         --         --         --          1.1

Deficiency of earnings to fixed charges                $  3,810   $  4,096   $ 14,774   $  8,552   $ 12,999   $  1,411   $   --
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